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                                  FEDERAL DEPOSIT INSURANCE CORPORATION
                                         Washington, D.C.  20429
                                                FORM F-3



                  CURRENT REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE
                               ACT OF 1934 FOR THE MONTH OF JULY 1995



 FDIC Certificate No. 17385


                                    INTERCONTINENTAL BANK
                     (Exact name of bank as specified in its charter)

                        200 SOUTHEAST FIRST STREET, MIAMI, FL  33131
                          (Address of principal executive office)


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Item 2 - Acquisition or Disposition of Assets

On July 31, 1995, Intercontinental sold substantially all of the mortgage servicing rights of its wholly-owned mortgage banking subsidiary, Pan American Mortgage Corp. ("PAMCO") to Trans Financial Mortgage Company, a subsidiary of Trans Financial, Inc. This sale of approximately $1 billion of mortgage servicing rights will result in a pretax gain of approximately $6.2 million. The total sales price of approximately $19 million was based on the fair market value of the mortgage servicing portfolio.

The transfer of the mortgage servicing operations is scheduled on or about October 1, 1995. It is anticipated that the transaction will result in a net cash outflow of approximately $15 million which relates to the funding of the escrow deposits associated with the mortgage serving portfolio partially offset by net cash proceeds received from the sale of the mortgage servicing rights.

Item 13 - Exhibits
The Loan Servicing Purchase and Sale Agreement dated as of July 31, 1995 by and among PAMCO, Intercontinental and Trans
Financial Mortgage Company is attached hereto.



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                                                SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     Intercontinental Bank
                                                     (Bank)



August 9, 1995                                       /s/ Thomas E. Beier
Date                                                 Thomas E. Beier
                                                     Executive Vice President




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EXHIBIT

                   LOAN SERVICING PURCHASE AND SALE AGREEMENT



THIS LOAN SERVICING PURCHASE AND SALE AGREEMENT, dated as of July 31, 1995, is by and among PAN AMERICAN MORTGAGE CORPORATION, whose address is 200 Southeast First Street, Miami, Florida 33131 ("Seller"); INTERCONTINENTAL BANK, whose address is 200 Southeast First Street, Miami, Florida 33131
("Intercontinental"), and TRANS FINANCIAL MORTGAGE COMPANY, whose address is 315 North Atlantic, Tullahoma, Tennessee 37388 ("Purchaser").



                                 RECITALS

A. Seller desires to sell and transfer, and Purchaser desires to purchase and assume, all of the Servicing Rights that Seller holds as mortgage seller and servicer in and to the Loans; subject to the written consent of the Investor(s).

B. In connection with such sale and purchase, Intercontinental is willing to guaranty the obligations of Seller hereunder.

C. The Parties desire to execute this Agreement to set forth their respective rights, duties and obligations in connection with the sale and purchase.



                                  AGREEMENT

THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS. In addition to the other definitions contained herein, the following words and phrases listed below shall have the following meanings:

1.1 . Agreement. This Loan Servicing Purchase and Sale Agreement and all exhibits and addenda hereto as the same may from time to time be amended or supplemented by one or more instruments signed by all parties hereto.

1.2. Bankruptcy Mortgage. A Mortgage in respect to which one or more of the Mortgagors thereunder is in a proceeding under the United States Bankruptcy Code (except those Mortgagors who have reaffirmed under Chapter 7 of the United States Bankruptcy Code).

1.3.  Collateral. All real and personal property securing a Loan.

1.4. Custodial File. All documents held, or required pursuant to Investor rules and regulations to be held, by Custodian(s) with respect to each Mortgage, including without limitation the executed Mortgage and related Mortgage Note, title policy, and FHA Insurance Certificate or VA Guaranty Certificate, as applicable.

1.5. Custodian. The financial institution or other person (including the Investor) designated to hold certain documents relating to the Mortgages pursuant to Investor requirements.

1.6. Delinquent Mortgage. A Mortgage Note (and the related Mortgage) on which any payment is 90 or more days past due as of the Sale Date.


1.7. Deposit Escrow Account. An escrow account established by Purchaser and Seller at a mutually acceptable, Federally insured institution, titled in both Purchaser's and Seller's names with both signatures required for release of funds, for the deposit of a portion of the Purchase Price as provided in Section 2 below.

1.8. Escrow Accounts. Mortgage escrow accounts, impound accounts, and custodial accounts, including buydown and suspense accounts, maintained by Seller for the account of a Mortgagor pursuant to the terms of the Mortgages and Investor guidelines relating to the Servicing Rights.

1.9. FHA. The Federal Housing Administration of HUD, or any successor thereto.

1.10. FHA Mortgage. A Mortgage (including the related Mortgage Note) on a l-to-4 family residential property, which is insured by FHA.

1.11. FHLMC. The Federal Home Loan Mortgage Corporation, or any successor thereto.

1.12. FNMA. The Federal National Mortgage Association, or any successor thereto.

1.13. FNMA Mortgage-Backed Securities. Certificates issued and guaranteed by FNMA evidencing a proportionate interest in a pool of Mortgage Notes (and related Mortgages) and the cash flow therefrom.

1.14. FNMA Pool. A pool of Mortgages, combined for purposes of accounting, which secures FNMA Mortgage-Backed Securities.

1.15. Foreclosure Mortgage. A Mortgage which has been referred to an attorney for foreclosure purposes or referred to an attorney to lift a stay in bankruptcy for foreclosure purposes, as of the Sale Date.

1.16. GNMA. The Government National Mortgage Association, or any successor thereto.

1.17. GNMA Pool. A pool of FHA Mortgages and/or VA Mortgages, combined for purposes of accounting, which secures GNMA Mortgage-Backed Securities.

1.18. GNMA Mortgage-Backed Securities. Certificates issued by Seller, or for which Seller became the substitute issuer, and guaranteed by GNMA evidencing a proportionate interest in a pool of Mortgage Notes (and related Mortgages) and the cash flow therefrom.


1.19. HUD. The Department of Housing and Urban Development of the
      United States of America, or any successor thereto.

1.20. Interim Servicing Agreement. The agreement, substantially in the form of Exhibit 1.20 attached hereto; to be executed by Seller and Purchaser, for the servicing of the Mortgages by Seller from the Sale Date to the Transfer Date.

1.21. Investor. FHLMC, FNMA, GNMA, and/or any other investor who owns the Loans.


1.22.  IRS. Internal Revenue Service or any successor thereto.

1.23.  Loans. The PanAm Loans and the Other Loans
1.24. Losses. Costs and any other actual losses, liabilities, damages, charges, liens, penalties, fines, deficiencies or expenses of any nature (including, without limitation, reasonable attorneys' fees), with the exception of management and personnel overhead of the affected party.


1.25. Mortgage Note. A promissory note, or other such instrument used in the jurisdiction where the Collateral is located, that evidences the indebtedness under a Loan.



1.26. Mortgage. Any mortgage, deed of trust, security deed or other real estate security instrument customarily used in the jurisdiction where the Collateral is located, that secures a Mortgage Note, and all other documentation related thereto.

1.27. Mortgagee. The person or entity who holds a Mortgage Note and is entitled to payment thereunder and to the benefits of the Mortgage securing such Mortgage Note.


1.28. Mortgagor. The person(s) obligated to make payments pursuant to the Mortgage Note and the related Mortgage and any assumptions thereof.

1.29. Other Loans. The residential mortgage loans described in Exhibit
      1.29 attached hereto and by this reference incorporated herein.

1.30. PanAm Loans. The residential mortgage loans described in Exhibit
      1.30 attached hereto and by this reference incorporated herein.

1.31. Pending Payoff. Any Mortgage (and the related Mortgage Note) with respect to which Seller has received notice of a pending payoff as of the Sale Date.

1.32. PMI. Any private mortgage insurance company insuring Loans.

1.33. Predecessor. All Mortgagees of any or all of the Mortgages prior to Seller, and all parties who have serviced any of the Mortgages prior to Seller, including without limitation AIB Mortgage
      Company.

1.34. Purchase Price. The amount to be paid by Purchaser to Seller for the Servicing Rights, which is equal to the sum of (i) the product of (a) the net total outstanding principal balances as of the Sale Date of the PanAm Loans, less the outstanding principal balances as of the Sale Date of all Delinquent Mortgages, Bankruptcy Mortgages, Foreclosure Mortgages, and Pending Payoffs within the PanAm Loans, multiplied by, (b) the Servicing Rights Purchase Percentage; and (ii) the product of

      (x) the net total outstanding principal balances as of the Sale Date of the Other Loans, less the outstanding principal balances as of the Sale Date of all Delinquent Mortgages, Bankruptcy Mortgages, Foreclosure Mortgages, and Pending Payoffs within the Other Loans, multiplied by (y) 1.50%.


1.35. Purchaser's Account. Purchaser's bank account (account number 268402) at Trans Financial Bank, National Association (ABA Number 083900732) for the receipt of wire transfer of funds.

1.36. Repurchase. The purchase of any Loan from an Investor, at par plus accrued interest and a refund of the portion of the Purchase Price with respect to such Loan, based on the outstanding principal balance of the Loan as of the date of Repurchase multiplied by the Servicing Rights Purchase Percentage, plus any escrow advances as of the date of Repurchase.


1.37. Sale Date. July 31, 1995.

1.38. Seller's Account.  Seller's bank account (account number
      9001200813) at Intercontinental Bank (ABA Number 067006063) for the receipt of wire transfer of funds.


1.39. Servicing Agreements. Those agreements presently in effect between the Seller (or any Predecessor) and each of the Investors setting forth the terms and conditions between Seller (or Predecessor) and such Investor under which the Loans shall be serviced.


1.40. Servicing Rights. All of Seller's (or Predecessor's) rights, title, privileges, obligations and responsibilities with respect to (i) servicing the Mortgages under the Servicing Agreements, and
      (ii) the maintenance and servicing of the Escrow Accounts.

1.41. Servicing Rights Purchase Percentage. 1.865%.

1.42. Target Date. The deadline for Seller's completion of all necessary endorsements and assignments with respect to the Mortgage Notes and the Mortgages, which shall be December 31, 1995.

1.43. Transfer Date. The date on which all servicing functions are actually transferred to Purchaser, which the parties hereto intend to be on or before October 1, 1995.

1.44. VA. The Veterans Administration of the United States of America, or any successor thereto.

1.45. VA Mortgage. A Mortgage (including the related Mortgage Note) on a 1 to 4 family residential property which is guaranteed by the Veterans Administration.

2. PURCHASE AND SALE.
2. 1 . Subject to the terms and conditions set forth herein, Purchaser shall purchase and assume and Seller shall sell, assign, transfer and convey the Servicing Rights, on the Sale Date for the Purchase Price.


2.2. Unless otherwise stated herein or requested by Seller, all payments to Seller under this Agreement shall be made in immediately available federal funds by wire transfer to Seller's Account. Unless otherwise stated herein or requested by Purchaser, all payments to Purchaser under this Agreement shall be made in immediately available federal funds by wire transfer to Purchaser's Account. Payments under this Agreement shall be due no later than three business days after the party responsible for payment receives sufficient documentation to reconcile amounts due under this Agreement. Payment by either party shall not be unreasonably withheld.



2.3. The Purchase Price shall be paid as follows:

2.3.1. Purchaser has deposited $1,900,000.00, representing a good faith-deposit equal to 10% of the estimated Purchase Price, into the Deposit Escrow Account. Interest earned through the Sale Date, if any, on the funds in the Deposit Escrow Account shall be credited to Purchaser. Such Funds shall be released as provided below.

2.3.2. On the Sale Date, (i) Purchaser and Seller shall cause all funds held in the Deposit Escrow Account to be released to Seller by wire transfer to Seller's Account, and (ii) Purchaser shall pay to Seller an amount that, when aggregated with the amount released pursuant to (i) above, equals 30% of the estimated Purchase Price.

2.3.3. Within three days after the Transfer Date, but no later than October 4, 1995, the parties shall determine the final Purchase Price, and Purchaser shall pay to Seller an amount that, when aggregated with the amounts already paid by Purchaser to Seller as provided above, equals 90% of the final Purchase Price.

2.3.4. Provided that Seller is not in material breach and has substantially complied in all material respects with the delivery requirements set forth in this Agreement, Purchaser shall pay to Seller the remaining 10% of the final Purchase Price, less a holdback of $300,000.00, on the 30th day following the Transfer Date, but in no event later than October 31, 1995. The holdback will be held by Purchaser until 90% of all final documents have been received. At that time 90% of the holdback will be remitted to the Seller. The remaining 10% of the holdback will be forwarded upon receipt of substantially all final documents.

2.4. If, within twelve months following the Sale Date, either party notifies the other party that the outstanding principal balance of a Loan or Loans is in error, or if for any reason the Purchase Price or other amounts due hereunder is in error, the party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other party concerning the accuracy of such reconciliation.

2.5. In the event that (i) Seller shall materially default on its obligations hereunder prior to the Transfer Date, or (ii) this Agreement is terminated by either party for failure of a condition precedent to such party's obligations hereunder, Seller shall refund to Purchaser all amounts paid by Purchaser to Seller.

2.6 Seller has contracted to acquire the Other Loans from AIB Mortgage Company pursuant to a Loan Servicing Purchase and Sale Agreement entered into as of July 15, 1995 between AIB Mortgage Company, as seller, and Seller, as purchaser, a copy of which is attached hereto as Exhibit 2.7. On or after the Sale Date, Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Loan Servicing Purchase and Sale Agreement with AIB Mortgage Company to the extent necessary to allow Purchaser to (i) enforce any of Purchaser's rights or perform any of Purchaser's obligations hereunder with respect to the Servicing Rights for the Other Loans, or (ii) enforce any of Seller's rights under such Loan Servicing Purchase and Sale Agreement with respect to the Other Loans; provided, however, that Purchaser shall not be responsible for the performance of any of Seller's obligations under such Loan Servicing Purchase and Sale Agreement.


3. SELLER'S CONDITIONS PRECEDENT TO PURCHASE AND SALE. Seller's obligations to sell and transfer the Servicing Rights hereunder are conditioned upon the satisfaction of the following conditions precedent on or before the Sale Date:

   3.1. All of Purchaser's representations and warranties set forth herein shall be true in all material respects as of the Sale Date, and Purchaser shall have, if so requested by

Seller, delivered to Seller a certificate signed by an officer of Purchaser stating that such representations and warranties are true in all material respects as of the Sale Date;

3.2. Seller shall have received partial payment of the Purchase Price as provided herein; and

3.3. There shall have been no change in the ability of Purchaser to perform its obligations hereunder.

4. PURCHASER'S CONDITIONS PRECEDENT TO PURCHASE AND SALE.

4.1. Purchaser's obligations to purchase and assume the Servicing Rights hereunder are conditioned upon the satisfaction of the following conditions precedent on or before the Sale Date:

4.1.1. All of Seller's and Intercontinental's representations and warranties set forth herein shall be true in all material respects as of the Sale Date, and Seller and Intercontinental shall have, if so requested by Purchaser, delivered to Purchaser certificates signed by officers of Seller and Intercontinental stating that such representations and warranties are true in all material respects as of the Sale Date.

4.1.2. Purchaser shall have received an opinion, reasonably satisfactory to Purchaser, from counsel for Intercontinental that the guaranty of Intercontinental set forth herein is valid and enforceable in accordance with its terms.

4.2. Seller and Intercontinental are making their representations and warranties with respect to the Loans, Mortgages, Collateral and Servicing Rights (collectively, the "Mortgage Loan Representations) on the basis of their best knowledge. Notwithstanding, Seller shall indemnify Purchaser as set forth in Section 8 below
     (and Intercontinental shall guaranty such obligation to indemnify) for any breaches of the Mortgage Loan Representations. In no event shall an immaterial breach of any of the Mortgage Loan
     Representations (i ) be used as evidence of or be deemed to constitute bad faith, misconduct or fraud by Seller or Intercontinental, or (ii) constitute a failure of Seller and/or Intercontinental to fulfill the obligations precedent to the Sale
     Date under Section 4.1, even if it is shown that Seller and/or Intercontinental should have known that any of such Mortgage Loan Representations were incorrect when made, and Purchaser, Seller and Intercontinental acknowledge that certain of the Mortgage Loan Representations may be immaterially incorrect.

5. REPRESENTATIONS AND WARRANTIES BY SELLER AND INTERCONTINENTAL. Seller and Intercontinental, jointly and severally, represent and warrant to Purchaser as follows, which representations and warranties are made as of the date hereof and as of the Sale Date:

5.1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct business, is properly licensed and in good standing in each jurisdiction where such authorization is necessary for purposes herein.


5.2. Intercontinental is a Commercial Bank duly organized, validly existing and good standing under the laws of the State of Florida and is duly authorized to conduct business, is properly licensed and in good standing in each jurisdiction where such authorization is necessary for purposes herein.


5.3. The execution, delivery and performance by Seller and Intercontinental of this Agreement (i) are within the corporate powers of Seller and Intercontinental, (ii) have been duly authorized by all requisite corporate action, and (iii) will not result in any violation of any material contract, instrument or undertaking of Seller or Intercontinental to which either is a party or by which either is bound, nor violate any applicable provision of law or regulation. Further, such execution, delivery and performance will not conflict with the terms of Seller's or Intercontinental's charter or bylaws or (assuming receipt of Investor consent) with any other governing instruments relative to the conduct of its business or the ownership of its property or any other agreement to which either is a party.


5.4. Seller's transfer and delivery to Purchaser of the Servicing Rights and the instruments required to be executed and delivered to Purchaser pursuant to this Agreement are valid in accordance with their terms and effectively vest in Purchaser ownership free of any claims of any creditor of or other party claiming under Seller.


5.5. There is no litigation or legal proceedings pending or, to the knowledge of Seller or Intercontinental, threatened against Seller or Intercontinental which can reasonably be expected to have a material adverse effect upon the Servicing Agreements, the Loans, or Seller's or Intercontinental's ability to perform their obligations under this Agreement.


5.6. Neither Seller nor Intercontinental needs the consent of any private or public organization, other than the Investor(s), in order to consummate the transactions contemplated by this Agreement, or, to the extent necessary, such consent has been obtained.

5.7.  Seller is:

      5.7.1. An approved FHLMC servicer in good standing:

      5.7.2. An approved FNMA servicer in good standing;

      5.7.3. An approved FHA/VA mortgagee in good standing.

      5.7.4. An approved GNMA issuer in good standing.

5.8. Seller has in full force and effect an adequate errors and omissions policy or policies satisfying all Investor requirements with respect to its servicing operations, and a standard fidelity bond.

5.9. The Servicing Rights to be transferred substantially conform to the data indicated in Exhibits 1.29 and 1.30.

5.10. The amount of the unpaid balance for each Mortgage as provided by Seller to Purchaser as of any date hereunder is correct as of such date, and there are no defenses, setoffs or counterclaims against the Mortgages.

5.11. All Loans were made and remain in compliance with all applicable federal, state and local laws, ordinances, rules and regulations, and Seller and all Predecessors have serviced the loans in accordance with all applicable laws, ordinances, rules, regulations and guidelines.

5.12. Each Mortgage Note, the related Mortgage and all documents executed by the Mortgagor(s) in connection therewith are genuine, duly executed by the Mortgagors with legal capacity at the time of execution, binding and enforceable obligations of the Mortgagor(s), and in all respects true, accurate, correct, complete and undisputed.

5.13. Each Mortgage is a valid and existing first (or second, where indicated) lien on the Collateral therein described, and the Collateral is free and clear of any and all valid claims, charges, defenses, offsets, encumbrances and liens having priority over the first (or second, where indicated) lien of the Mortgage, except for liens for real estate taxes and special assessments not yet due and payable and other matters of record (i.e., easements, covenants and restrictions) described in the title policy to the extent permitted by the Investor(s). Seller has, subject only to Investor approval, the right to assign and transfer the Servicing and endorse all of the Mortgage Notes and assign the Mortgages to Purchaser.

5.14. A title policy or an opinion of counsel has been issued and is currently in effect for each Mortgage insuring that the Mortgage is a valid first (or second, where indicated) lien on the Collateral, that such title policy or opinion of counsel has not been modified, and that the Collateral is free and clear of all encumbrances and liens having priority over the lien of the Mortgage, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) easements and restrictions of record identified in the title policy or opinion of counsel, and (iii) where the lien is indicated to be a second lien, the first lien noted in such title policy or opinion of counsel.

5.15. All Mortgages in GNMA Pools are either FHA Mortgages or VA
      Mortgages, and each such Mortgage is eligible in all respects for inclusion in a GNMA Pool.

5.16 Each Mortgage which is represented by Seller to have private mortgage insurance is insured in the amount represented.

5.17. Seller has complied with all obligations under all applicable insurance contracts, is maintaining hazard and flood insurance policies and insurance contracts with private mortgage insurers in accordance with Investor requirements.

5.18. Seller has paid and will pay all taxes, insurance and other items that are due to be paid from the Escrow Accounts.

5.19. Seller has processed and posted all payoffs received.

5.20. Except for transfer and termination fees as may be imposed in connection with the sale of Servicing Rights contemplated by this Agreement and which are to be paid by Seller, there are no accrued liabilities of Seller with respect to the Loans or Servicing Rights. Seller does not know of any events that could result in any such accrued liabilities arising against Purchaser as successor to the Servicing Rights.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser represents and warrants to Seller as follows, which representations and warranties are made as of the date hereof and as of the Sale Date:

6.1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is duly authorized to conduct business, is properly licensed and in good standing in each jurisdiction where such authorization is necessary for purposes herein.

6.2. The execution, delivery and performance by Purchaser of this Agreement (i) are within the corporate powers of Purchaser, (ii) and have been duly authorized by all requisite corporate action, and (iii) will not result in any violation of any material contract, instrument or undertaking of Purchaser or to which it is a party or by which it is bound, nor violate any applicable provision of law or regulation. Further, such execution, delivery and performance will not conflict with the terms of its charter or bylaws or (assuming receipt of Investor consent) with any other governing instruments relative to the conduct of its business or the ownership of its property or any other agreement to which it is a party.

6.3. There is no litigation or legal proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which would prevent the purchase of the Servicing Rights hereunder.

6.4. Purchaser has the requisite financial capability and adequate resources to complete this transaction, and Purchaser knows of no reason why any Investor would disapprove the servicing transfer provided for in this Agreement.

6.5. Purchaser does not need any consent of a private or public organization, other than the Investor(s), in order to consummate the transactions contemplated by this Agreement or, to the extent necessary, such consent has been obtained. Purchaser will provide to Seller a corporate resolution confirming the authority of parties signing this agreement on behalf of Purchaser. Purchaser represents no shareholder approval is required.

6.6. Purchaser is:

     6.6.1. An approved FHLMC servicer in good standing;

     6.6.2. An approved FNMA servicer in good standing;

     6.6.3. An approved FHA/VA mortgagee in good standing.

     6.6.4. An approved GNMA issuer in good standing.

7. COVENANTS.

7.1. As soon as practicable after execution of this Agreement, Seller shall submit to the Investor(s) the forms and information necessary for the approval of the transfer of the Servicing Rights. Purchaser agrees to cooperate in a timely fashion with Seller so that all Investor requirements can be satisfied. Seller shall be responsible for any fees due the Investor(s) for its(their) approval(s).

7.2. Seller shall obtain final certification, in accordance with GNMA requirements, on all GNMA Pools lacking certification as of the Sale Date, and shall take all steps reasonably necessary to obtain such final certification, including without limitation the repurchase of Loans preventing GNMA Pools from receiving final certification. Notwithstanding this requirement, if a GNMA Pool remains uncertified after the final certification deadline, and as a result, GNMA requires Purchaser to post a letter of credit ("LOC") against the Loans preventing final certification, Seller shall indemnify Purchaser for all costs associated with such LOC, until such time as the GNMA Pools receive final certification and the LOC requirement is removed and the LOC released. Seller shall clear any exception in accordance with GNMA guidelines as a result of the certification/recertification audit. Purchaser shall provide a list of any exceptions resulting from the certification/recertification audit to Seller no later than 60 days after receipt of the documentation to complete its custodial audit. In the event Seller has not removed the exceptions prior to the recertification deadline and as a result, GNMA requires Purchaser to post an LOC against the Loans preventing recertification, Seller shall indemnify Purchaser for all costs associated with such LOC, until such time as the GNMA Pools receive recertification and the LOC requirement is removed and the LOC released.

7.3. On the Sale Date, Seller shall provide to Purchaser a list identifying by Loan number and principal balance each Foreclosure Mortgage, Delinquent Mortgage, Bankruptcy Mortgage, and Pending Payoff.

7.4. Seller shall furnish the following to Purchaser no later than 3 business days, (except for those items marked with an "*" on Exhibit 7.4.5 which shall be furnished within 15 business days) following the Transfer Date:

7.4.1. All Loan data from Seller's master file by tape-to-tape transfer and any other information necessary to complete successfully the conversion, and

7.4.2. An accounting and bank wire payable to Purchaser, for the outstanding balances identified on the Mortgage records in full payment of all funds held or due for the benefit of the Mortgagor's Escrow Accounts, including unapplied funds held for any purposes less any outstanding advances, including, without limitation, unreimbursed foreclosure expenses, and any and all ancillary income which is earned as collected. Seller understands that any ancillary income which remains uncollected as of the Transfer Date shall become the property of Purchaser on the Transfer Date.

7.4.3. List of accounts on automatic draft;

7.4.4. All other documents reasonably required by Purchaser.


7.4.5. The materials and information listed on Exhibit 7.4.5 attached hereto and by this reference incorporated herein. (Seller has provided as an "Attachment to Exhibit 7.4.5" a list of those items which are either missing or which Seller is otherwise unable to deliver to Purchaser pursuant to this Section 7.4.5. The Seller's inability to deliver the items referenced on the Attachment to Exhibit 7.4.5 shall not relieve Seller of its obligations under Section 8 should Purchaser incur a loss as a result of the missing items.)

7.5. Simultaneous with the execution of this Agreement, Purchaser and Seller shall enter into the Interim Servicing Agreement for the servicing of Mortgages from the Sale Date to the Transfer Date.
     Prior to the Transfer Date, Seller shall service the subject Mortgages (or cause the subject Mortgages to be serviced) with the standard of care promulgated by all Investor rules and regulations. Purchaser's personnel shall have the right at reasonable times with 48 hours notice where possible to examine any and all files, documents, ledgers, computer printouts, papers and records pertaining to the Mortgages.

7.6. Prior to the Transfer Date, Seller shall on each Investor remittance date remit funds to or withhold funds from the principal and interest custodial accounts maintained with respect to FNMA Pools and GNMA Pools in such amounts as are necessary to bring such FNMA Pools and GNMA Pools to a no-over/under collateralized position. Purchaser shall on the Investor remittance date reimburse Seller for advances to FNMA Pools and GNMA Pools for which Seller is awaiting recovery from Loan liquidations when liquidation occurs. Seller shall provide Purchaser copies of Form 2010 monthly on the affected FNMA Pools, and Form 11170a monthly on affected GNMA Pools, along with payments representing recoveries until fully repaid. Purchaser shall also reimburse Seller, on the Investor remittance date, for any previously made and unrecovered advances for the purpose of security holder remittances for the period ending as of the Sale Date.

7.7. Seller and Purchaser shall each write an announcement letter to be sent to each Mortgagor notifying them of the transfer of Servicing Rights. Seller and Purchaser shall exchange copies of letters prior to mailing and shall cooperate on a joint mailing program for notification to the Mortgagors. Such letters shall comply with all applicable laws and regulations, including without limitation the National Housing Act of 1990 and any amendments thereto. Seller shall mail its required notice on or before two weeks before the Transfer Date and Purchaser shall mail its required notice on or before two weeks after the Transfer Date.

7.8 Seller shall individually assign to Purchaser by appropriate endorsements and/or assignments satisfactory in form and substance to Purchaser and its counsel all of Seller's rights, title and interest in and to the Mortgages (and the related Mortgage Notes) which are the subject of the Servicing Rights. Seller shall pay all costs of preparing, recording and tracking all assignments (including interim assignments). Seller may use blanket assignments where feasible. In the event Seller has not completed all necessary endorsements and prepared assignments and sent them for recording as required by this paragraph on or before the Target Date, Seller shall pay to Purchaser a penalty in the amount of $100.00 per day for each day after the Target Date that such endorsements and assignments have not been completed. Seller shall also prepare endorsements and/or assignments from Purchaser to each Investor as required by such Investor.

7.9 Seller shall cause its data service to cooperate with Purchaser and to provide a test-tape and an accurate conversion tape containing all history and Loan information as of the Transfer Date so as to complete this conversion on a tape-to-tape basis in a timely manner.

7.10. Within 15 business days following the Transfer Date, Seller shall cause the Custodian(s) to transfer to Purchaser's Custodian all Custodial Files with respect to the Mortgages. Cost of shipping of Custodial Files and any termination fees for the Custodians shall be borne by Seller.


7.11. Seller shall no later than 15 days following the Transfer Date comply with Purchaser's reasonable requirements pertaining to insurance records, tax records, collection records, Investor accounting records and any other records that Purchaser deems necessary to convert and service the Loans in accordance with good practice prevailing in the mortgage servicing industry and in compliance with regulatory requirements. In addition, Seller shall furnish Purchaser, in either hardcopy, microfiche, or as a part of the tape-to-tape transfer, the information and materials listed on
      Exhibit 7.11 attached hereto and by this reference incorporated herein, no later than 15 days following the Transfer Date.

7.12. Seller shall pay over to Purchaser all funds received after the Transfer Date in regard to the Mortgages, including, but not limited to, taxes, insurance, any other type of funds and PMI insurance payments, without offset or deduction. If Seller receives any Loan payments during the two months following the Transfer Date, Seller shall endorse such Loan payments to Purchaser and send such Loan payments to Purchaser by next day delivery service. If Seller receives any Loan payments during the subsequent four month period, Seller shall endorse such Loan payments to Purchaser and mail them by regular mail service on the day payments are received. After such six month period, Seller may, at its option, return any payment it receives to the Mortgagor with notification that the Mortgagor must submit the payment directly to Purchaser. Seller shall send to Purchaser copies of all such correspondence returning payments to the Mortgagor. All Mortgagor correspondence, insurance notices, tax bills or any other correspondence or documentation received by Seller during the six months following the Transfer Date, shall be sent by next day delivery service to Purchaser. Seller shall forward all such correspondence received after such six month period to Purchaser by regular mail service on the same day the correspondence is received, or may, as its option, return any such correspondence to the sender with notification that the sender should contact Purchaser regarding the correspondence. Seller agrees to send Purchaser copies of all such correspondence returning items to the sender.

7.13. Seller shall fund and issue payments of remittances due security holders with respect to all GNMA Mortgage-Backed Securities for the month preceding the Transfer Date.

7.14. Purchaser shall furnish IRS 1098/1099 statements to Mortgagors and the IRS for the period during the current calendar year that Seller administered the Loans.

7.15. Seller shall provide evidence of notice to all interested third parties, including without limitation foreclosure attorneys, bankruptcy trustees, tax services, hazard insurance carriers, flood insurance carriers, private mortgage insurance carriers, FHA, VA, and optional insurance carriers. All such notices shall be subject to prior approval by Purchaser.

7.16. Purchaser shall furnish Forms 1041 and K1 to the IRS and the security holders with respect to all GNMA Mortgage-Backed
      Securities, for the period during the current calendar year that Seller administered the GNMA Pools.

7.17. Seller shall not directly solicit or provide information for any other party to directly solicit Mortgagors (i) for the refinance of any Mortgages, or (ii) for any insurance program. In the event that Seller or any other such party does refinance any Mortgage as a result of such direct solicitation, Seller shall pay to Purchaser an amount equal to the outstanding principal balance of such Mortgage at the time of payoff multiplied by the Servicing Rights Purchase Percentage. Promotions undertaken by Seller or any third party which are directed to the general public at large (e.g., newspaper advertisements, radio or TV ads) or to all customers with which Seller has business relationships other than the Mortgages, shall not constitute direct solicitations in violation of this paragraph.

8. HOLD HARMLESS AND INDEMNITY BY SELLER.

8.1. Seller shall indemnify and hold harmless Purchaser against any Losses incurred by Purchaser which:

       8.1.1. Are based on or arise out of the failure of Seller to fulfill or perform its obligations or duty as required under Investor guidelines and/or under the

              Servicing Agreements; including without limitation Losses arising out of (i) the acts or omissions of Seller or any Predecessor prior to the transfer of the Servicing Rights under this Agreement, including without limitation any violation of Investor regulations, erroneous or incomplete Loan documentation, improper application of any payment or improper escrow disbursements, or (ii) for FHA Loans, claims not completely covered by FHA insurance or loss of interest due to failure to foreclose on a timely basis.

8.1.2. Are based on any circumstances which existed prior to the Transfer Date which arose out of Seller's or any Predecessor's negligence and which relate to the Loans.

8.1.3. Are based on any violation of law by Seller or any Predecessor as it relates to the Loans.

8.1.4. Are suffered by Purchaser as a result of (i) any breach by Seller of any provision of this Agreement, or (ii) the inaccuracy of any representation or warranty of Seller set forth in this Agreement.

8.2. Seller's obligation under this indemnification and hold harmless provision shall include the obligation of Seller to pay to Purchaser all costs and expenses incurred by Purchaser to a third party incident to the foregoing, including, but not limited to, reasonable attorneys' fees in defending Purchaser or in enforcing the provisions of this paragraph.

8.3. Purchaser shall make reasonable efforts to minimize its losses and expenses in respect to matters as to which Seller indemnifies Purchaser hereunder. Purchaser shall not settle any claim covered by this provision without prior notification to and approval by Seller, which approval shall not be unreasonably withheld. Purchaser shall promptly notify Seller of any such claim or claims, and Seller may elect to defend such claim or claims at its own expense, and may settle such claim or claims as it deems appropriate; provided that any such settlement does not involve any admission of wrongdoing on the part of Purchaser and that Seller has made arrangements satisfactory to Purchaser for the payment or other satisfaction of such settlement.


9. HOLD HARMLESS AND INDEMNITY BY PURCHASER.

9.1. Purchaser shall indemnify and hold harmless Seller against any claims, demands, liabilities, losses, causes of action and expenses of any kind against Seller which:

9.1.1. Are based on or arise out of the failure of Purchaser to fulfill or perform its obligations or duty as required under Investor guidelines, and/or under the Servicing Agreements to the extent that the same apply to the Loans; including without limitation Losses arising out of the acts or omissions of Purchaser after the transfer of the Servicing Rights under this Agreement, including without limitation any violation of Investor regulations, improper application of any payment or improper escrow disbursements.

9.1.2. Are based on any circumstances which arise solely after the Transfer Date as a result of Purchaser's negligence and which relate to the Loans.

9.1.3. Are based on any violation of law by Purchaser as it relates to the Loans.

9.1.4. Are suffered by Seller as a result of (i) any breach by Purchaser, of any provision of this Agreement, or (ii) the inaccuracy of any representation or warranty of Purchaser set forth in this Agreement.

9.2. Purchaser's obligation under this indemnification and hold harmless provision shall include the obligation of Purchaser to pay to Seller all costs and expenses incurred by Seller to a third party incident to the foregoing, including, but not limited to, reasonable attorneys' fees in defending Seller or in enforcing the provisions of this paragraph.

9.3. Seller shall make reasonable efforts to minimize its losses and expenses in respect to matters as to which Purchaser indemnifies Seller hereunder. Seller shall not settle any claim covered by this provision without prior notification to and approval of Purchaser; which approval shall not be unreasonably withheld. Seller shall promptly notify Purchaser of any such claim or claims, and Purchaser may elect to defend such claim or claims at its own expense, and may settle such claim or claims as it deems appropriate; provided that any such settlement does not involve an admission of wrongdoing on the part of Seller and that Purchaser has made arrangements satisfactory to Seller for the payment or other satisfaction of such settlement.

10. GOVERNMENTAL AUTHORITIES AND LAWS/SEVERABILITY. The terms and provisions of this Agreement are expressly made subject to the acts and actions of the Investor(s) and its(their) rules and regulations in effect as to the Mortgages at the time the Mortgages were processed and originated and as such rules and regulations may be or have been amended from time to time. In the event any provision of this Agreement is inconsistent with or in violation of any federal statute or any rule or regulation of governmental agencies, it is agreed by the parties hereto that such provision shall be of no force or effect, and that the Agreement shall continue as though said inconsistent and violative provision was not contained in this Agreement.

11. ASSIGNMENT AND DELEGATION. Except as otherwise expressly set forth herein, neither Purchaser, Seller nor Intercontinental shall assign this Agreement or any rights or obligations hereunder, including, but not limited to, the right to receive compensation or money due hereunder, without the prior express written consent of the other parties. Neither Purchaser, Seller nor Intercontinental shall delegate any duty hereunder without the prior express written consent of the other parties. The consent of any party under this paragraph may be withheld in the absolute discretion of such party.

12. GUARANTY. Intercontinental acknowledges that the sale and transfer of the Servicing Rights by Seller, its wholly-owned subsidiary, is in the best interests of Intercontinental, and Intercontinental hereby guaranties the performance of each and every obligation and the payment of each and every obligation of Seller hereunder and shall perform such obligations or cause such obligations to be performed, and shall pay such obligations, in accordance with this Agreement, upon written demand from Purchaser.

13. MISCELLANEOUS.

13.1. Purchaser shall pay fees or commissions of any person or organization acting on behalf of Purchaser in this transaction. Seller shall pay any fees or commissions of any person or organization acting on behalf of Seller in this transaction.


13.2. The representations, warranties, covenants and all other obligations and rights of the Parties hereto under this Agreement shall survive the Sale Date, the Transfer Date and the closing of the transactions contemplated by this Agreement and shall continue and remain in full force and effect thereafter.


13.3. This Agreement shall be binding upon and shall inure to the benefit of parties hereto and their respective successors and permissible assigns.

13.4. All notices, demands, requests and other communications required between the parties hereto under this Agreement shall be in writing and shall be deemed given when received if sent by Certified Mail, return receipt requested, postage prepaid, addressed to the party for whom it is intended at its address as set forth above at such other address as the recipient party has specified by written notice to the other, given at least 10 days before such change of address is to become effective.


13.5. Notwithstanding any acts, omissions or statements of any party hereto, no party shall be deemed to have waived any of its rights under this Agreement except by an instrument in writing signed by the party making such waiver.


13.6. In case of any one or more of the provisions of the Agreement shall be invalid, illegal or unenforceable in any respect, such provisions shall be null and void and the validity of the remaining portion of this Agreement shall in no way be affected, prejudiced or disturbed.

13.7. Except as provided herein, Seller and Purchaser shall each pay its own respective costs and expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

13.8. The terms and provisions of this Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Florida

13.9. Purchaser, Seller and Intercontinental hereby knowingly, irrevocably, voluntarily and intentionally waive any right that any of them may have to a trial by jury, in respect of any action, proceeding, claim or counterclaim arising out of this

      Agreement or any agreements related hereto. This provision is a material inducement for the parties hereto entering into this Agreement.

13.10. This Agreement sets forth the entire understanding of the parties regarding the transactions contemplated hereby and supersedes all prior oral and written agreements, arrangements and understandings relating to the subject hereof.

13.11. In the event that the sale of servicing contemplated by this Agreement shall be rescinded, terminated or not occur for any reason, Purchaser and Seller shall immediately return to each other any and all files, records, books, computer tapes, paper, correspondence or other materials or information obtained or derived by Purchaser or Seller. Purchaser and Seller shall protect and keep confidential any and all such information until the Transfer Date and shall indemnify each other against damages, costs or other liabilities arising from release or other disclosure of such information due to the indemnifying party's action or inaction.

13.12. Seller and Purchaser will each, at the request of the other, execute and deliver to the other all such other instruments or documents that the other may reasonably request in order to perfect the transfer, assignment and delivery to Purchaser of the Servicing Rights as provided for herein.

13.13. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

EXECUTED as of the date first set forth above.


                                                   TRANS FINANCIAL MORTGAGE COMPANY

ATTEST:


By: (Signature of James K. Oliver appears here)       By: (Signature of Michael L. Norris appears here)
      James K. Oliver                                        Michael L. Norris
Title: Exec. Vice President                           Title: President


ATTEST:
                                                      PAN AMERICAN MORTGAGE CORPORATION
By: (Signature of Jack A. Furman appears here)        By: (Signature of William H. Allen, Jr. appears here)
       Jack A. Furman                                        William H. Allen, Jr.
Title: Secretary                                      Title: Chairman



                                                    INTERCONTINENTAL BANK

ATTEST:
By: (Signature of Jack A. Furman appears here)        By: (Signature of William L. Morrison appears here)
        Jack A. Furman                                       William L. Morrison
Title: Secretary                                      Title: President


STATE OF TENNESSEE   )

COUNTY OF COFFEE     )

      I, Denise Kelley, a Notary Public, in and for said County and State aforesaid, hereby certify that Michael L. Norris and James K. Oliver whose names as President and Exec. Vice President of Trans Financial Mortgage Company are signed to the foregoing and who are known to me, acknowledged before me on this day in the city of Tullahoma, Tennessee, that, being informed of the contents of this Agreement, they, as officers and with full authority, executed the same voluntary for and as the act of such company.

     Given under my hand this the 26th day of July, 1995.
                                    (Signature of Denise Kelly appears here)
[SEAL]                                        Notary Public

             My Commission Expires:   September 19, 1998

STATE OF FLORIDA    )
                    )
COUNTY OF DADE      )

    I Ginger L. Hein, a Notary Public, in and for said County and State aforesaid, hereby certify that William H. Allen, Jr. and Jack A. Furman whose names as Chairman and Secretary of Pan American Mortgage Corporation are signed to the foregoing and who are known to me, acknowledged before me on this day in the city of Miami, Florida, that, being informed of the contents of this Agreement, they, as officers and with full authority, executed the same voluntarily for and as the act of such corporation.

    Given under my hand this the 31st day of July, 1995.

 (Seal of Ginger L. Hein appears here)     (Signature of Ginger L. Hein appears here)
                                            GINGER L. HEIN
                                            Notary Public
                                            My Commission Expires: January 2, 1999



STATE OF FLORIDA    )
                    )
COUNTY OF DADE      )

    I GINGER L. HEIN, a Notary Public, in and for said County and State aforesaid, hereby certify that William H. Morrison and Jack A. Furman whose names as President and Secretary of Intercontinental Bank are signed to the foregoing and who are known to me, acknowledged before me on this day in the city of Miami, Florida, that, being informed of the contents of this Agreement, they, as officers and with full authority, executed the same voluntarily for and as the act of such bank.

    Given under my hand this the 31st day of July, 1995.

 [SEAL]                                     (Signature of Ginger L. Hein appears here)
                                                      GINGER L. HEIN
           My Commission Expires:              (Seal of Ginger L. Hein appears here)